Exhibit 5.1

June 9, 2025

Board of Directors

U.S. Gold Corp.

1910 E. Idaho Street, Suite 102-Box 604

Elko, NV 89801

We have acted as counsel to U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a prospectus supplement dated June 9, 2025 (the “Prospectus Supplement”), which supplements the Company’s Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-286946) filed on May 2, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 13, 2025, including the base prospectus dated May 13, 2025 included therein (together with the Prospectus Supplement, the “Prospectus”), relating to the offer and sale of up to $40,000,000 of shares of the Company’s common stock, par value $0.001 per share (the “Placement Shares”).

The Placement Shares are to be issued pursuant to the Prospectus and a Controlled Equity OfferingSM Sales Agreement, dated as of June 9, 2025, between the Company and Cantor Fitzgerald & Co. (the “Sales Agreement”).

In rendering the opinions set forth below, we have reviewed the Registration Statement, the Prospectus and the Sales Agreement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we deemed relevant and necessary in respect of the authorization and issuance of the Placement Shares, and such other matters as we deemed appropriate. In such examination, we have assumed the genuineness of all signatures, the authority of each person signing in a representative capacity (other than the Company) any document reviewed by us, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such documents. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Company to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to our opinion, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

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U.S. Gold Corp.

June 9, 2025

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that the Placement Shares, when and to the extent issued and paid for in the manner described in the Registration Statement and the Prospectus and in accordance with the terms of the Sales Agreement and the resolutions adopted by the Board of Directors of the Company, will be duly authorized, validly issued, fully paid and non-assessable.

The opinion set forth herein is expressly limited to the Nevada Private Corporations Chapter of the Nevada Revised Statutes (Nev. Rev. Stat. 78). We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

This opinion is given as of the date hereof and we have no obligation to update this opinion to take into account any change in applicable law or facts that may occur after the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed by the Company on the date hereof and to be named in the Prospectus as the attorneys who will pass upon legal matters in connection with the issuance of the Placement Shares. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP
Davis Graham & Stubbs LLP